EXHIBIT 21

Airspan Significant Subsidiaries (1)

Airspan Communications Limited

Airspan Networks PTY Ltd (Australia) (Subsidiary of Airspan Communications Ltd)

Airspan Communications (Shanghai) Co. Ltd

P.T. Airspan Networks Indonesia

Airspan Networks (Israel) Ltd (Subsidiary of Airspan Communications Ltd)

Airspan Japan Kabushiki Kaisha

Airspan Networks (Finland) OY (Subsidiary of Airspan Communications Ltd)

Airspan Solutions Limited (Subsidiary of Airspan Communications Limited)

(1) All subsidiaries are 100% owned unless otherwise indicated. The names of other subsidiaries have been omitted from the above list since considered in the aggregate, they would not constitute a significant subsidiary under Securities and Exchange Commission Regulation S-X, Rule 1-02(w).